Exhibit 10.3
[U.S. Energy Logo]
AGENCY AUTHORIZATION AGREEMENT
NEK-SEN Energy, LLC (“Client”), 205 South 8th Street, Suite #2, Sabetha, KS 66534, desires to engage the services of U.S. Energy Services, Inc. (“U.S. Energy”), 1000 Superior Blvd, Suite 200, Wayzata, MN 55391, to manage its energy supplies for its facilities.
Client and U.S. Energy agree on the following terms and conditions:
1.	APPOINTMENT OF U.S. ENERGY AS CLIENT’S AGENT — Client agrees to appoint U.S. Energy as its agent, for purposes of managing its energy supplies for its facilities referred to above. U.S. Energy accepts its appointment as Client’s agent for these purposes.

2.	LIMITATIONS ON THE AUTHORITY OF U.S. ENERGY — U.S. Energy has the authority to deal with third parties on behalf of Client, in connection with energy-related matters, in its capacity as Client’s agent.

3.	COMMUNICATION AND INFORMATION SHARING — U.S. Energy shall keep Client fully informed on a regular basis with regard to U.S. Energy’s activities as the manager of Client’s energy supplies. At the request of Client, U.S. Energy shall immediately provide Client with any and all or other information related to U.S. Energy’s activities as the manger of Client’s energy supplies.

4.	RELEASE OF ENERGY CONSUMPTION RECORDS AND BILLS — This Agency Agreement serves as authorization for the release of Client’s energy consumption records and bills from utilities, pipelines and suppliers to U.S. Energy.

5.	TERM — This Agreement shall begin upon execution of the Agreement. Either party shall have the right to terminate this Agreement for any reason, with 30 days notice in writing, without recourse to the other party. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination.

6.	SERVICES — U.S. Energy shall perform the following services for Client:
(a)	Solicit bids for, negotiate, execute and administer energy supply contracts. Administration of said contracts shall include:
•	Placing daily and monthly nominations

•	Reviewing invoices for accuracy and approving for payment

•	Providing timely notices
(b)	Negotiate, execute and administer interstate transportation contracts. Administration of said contracts shall include:
•	Providing daily and monthly nominations

•	Receiving curtailment notifications

•	Managing daily and monthly imbalances

•	Requesting and negotiating pipeline taps

•	Reviewing invoices for accuracy and approving for payment

•	Providing timely notices
(c)	Negotiate, execute and administer LDC transportation contracts. Administration of said contracts shall include:
•	Providing daily and monthly nominations

•	Receiving curtailment notifications

•	Managing daily and monthly imbalances

•	Reviewing invoices for accuracy and approving for payment

•	Negotiating and resolving all discrepancies including imbalances

•	Providing timely notices
(d)	Perform other related services requested by Client.
7.	CONFIDENTIALITY —
(a)	Nondisclosure — U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant o this Agreement, unless such information is (a) already in U.S. Energy’s possession if such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client’s request.

(b)	Protection of Information about Client — U.S. Energy agrees to inform its employees who work with Client of the requirements of
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this Section. U.S. Energy also agrees to protect information about Client with the same degree of diligence that U.S. Energy uses to protect its own confidential information.
ENTIRE AGREEMENT — This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understandings pertaining hereto.
Agreed to and Accepted by:
NEK-SEN ENERGY, LLC

By:	/s/Gary Edelman

Name:	Gary Edelman

(Print)

Title:	President

Date:	2/7/06

U.S. ENERGY SERVICES, INC.

By:	/s/Gail McMinn

Name:	Gale McMinn

(Print)

Title:	Vice President

Date:	2-14-06

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[U.S. Energy Logo]
ENERGY MANAGEMENT AGREEMENT
(Site Development and Operations)
The purpose of this Agreement is to set forth the understanding and agreement between U.S. Energy Services, Inc. (“U.S. Energy”) and NEK-SEN Energy, LLC (“Client”) related to the provision of energy management services.

PROJECT DESCRIPTION: Client is developing a 40-50 million gallon per year ethanol plant (“Plant”) to be located in Falls City, Nebraska. The Plant will have approximately a 5 MW peak usage in electricity and will have a thermal/heat load of approximately 4,200 MMBtu. The fuel source for Thermal/heat loads will be coal, natural gas or fuel oil.

U.S. ENERGY RESPONSIBILITIES: U.S. Energy will provide consulting and energy management services for supplies of fuel (natural gas, coal or fuel oil) and electricity for the Plant. Theses services will be provided during the construction of the Plant (“Construction Period”), and after the Construction Period when the Plant has been placed in service (“Completion Date”). The Completion Date shall be determined when the Plant begins producing ethanol. These services will be provided to Client upon request:

A.	Energy Infrastructure Advisory Services During the Construction Period
1.	Provide an economic comparison of using natural gas, coal or fuel oil for each site identified as a potential location for the plant.
2.	Once a fuel source and site decision is made, U.S. Energy will solicit service proposals from qualified suppliers, evaluate such proposals, and make recommendations to the Board regarding supplier selections.
3.	U.S. Energy will participate in final service agreement negotiations, then during the construction period will insure contract compliance.

4.	Provide advisory services to Client regarding electric pricing and service agreements.
a.	Analyze the electric service proposals along with primary, secondary and generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

b.	Negotiate final electric service agreements that meet the pricing and reliability requirements of Client, including options for third party access to electric metering.

c.	Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected. Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy’s monthly fee herein, and must be pre-approved by Client.
5.	Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

6.	Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.
B. On-Going Energy Management Services Following the Completion Period
U.S. Energy will provide the following services at Client’s request:
1.	Provide fuel information to minimize the cost of fuel purchased. This will include acquiring multiple supply quotes and reporting to Client the various supply index and fixed prices. U.S. Energy will not take title to Client fuel supplies, but will communicate supply prices and potential buying strategies.
2.	Negotiate with coal mines, railroads, terminals, pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Client’s performance criteria at the lowest possible cost.
3.	Develop and implement a price risk management plan that is consistent with Client’s pricing objectives and risk profile.
4.	Provide daily nominations to the suppliers, pipeline, railroad, terminals and other applicable shippers for fuel deliveries to the Plant. This will include daily electronic confirmations to Client of all nominations and shipments and actual daily usage.
5.	Provide a consolidated monthly invoice to Client that reflects all applicable fuel and electric energy costs. U.S. Energy will be responsible for reviewing, reconciling the paying all shipper, supplier and utility invoices.
6.	Provide a monthly usage report of electric energy consumption and costs. Also, where applicable and available from the utility, obtain monthly interval electric load data and provide monthly load profile graphs.
7.	On-going review and renegotiation of eclectic service costs, as required. This may include:
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a.	Completing and evaluating annual proposals to identify the most reliable and economic third party electric energy supply.

b.	Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

c.	Identifying on-site generation opportunities as market conditions change.

d.	Provide a monthly projection of energy (natural gas and electricity) and annual summaries.
8.	Provide fuel and electric energy operating budgets for the Plant.
9.	Perform initial sales tax exemption audits for energy consumption costs as required and allowable by state tax laws.
TERM: The initial term of this Agreement shall commence on February 1, 2006 and continue until twenty-four (24) months after the Plant’s Completion Date. The Agreement shall be month-to-month after the initial term. This Agreement may be terminated by either party effective after the initial term upon sixty (60) days prior written notice. Client shall remain responsible for payment and performance associated with any and all transportation, supply, and storage transactions entered into by U.S. Energy and authorized by Client, prior to termination.
FEES: U.S. Energy’s fee for services described above during the term of this Agreement shall be $2900 per month, plus pre-approved travel expenses. U.S. Energy will perform activities during the Construction Period unless Client suspends further work by U.S. Energy during the Construction Period. Upon notice of suspension during the Construction Period, U.S. Energy will suspend its activities and suspend invoicing Client for further work until U.S. Energy’s activities resume. U.S. Energy will resume its activities during the Construction Period when requested by Client or when the Completion Period begins and U.S. Energy will resume invoicing Client.
In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of further professional and/or financial obligations due the other party. However, Client will still be responsible for fees incurred prior to work being suspended.
U.S. Energy’s fee will increase 4% per year on the annual anniversary date of the effective date of this Agreement.
BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice Client for appropriate energy costs from the previous month and for the U.S. Energy retainer for the current month. Client shall pay U.S. Energy within ten (10) days of receipt of invoice.
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TAXES: Client will be responsible for payment of all taxes including, but not limited to, all sales, use, excise, BTU, heating value and other taxes associated with the purchase and/or transport of natural gas or electricity and the provision of services hereunder.
CONFIDENTIALITY: U.S. Energy shall not divulger to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy’s possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Client. All such information shall be and remain the property of Client unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Client’s request. Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy’s services hereunder without first discussing such proposed disclosure with Client.
NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Client:	NEK-SEN Energy, LLC
Attn: Matt Crouse
205 South 8th Street, Suite 2
Sabetha, KS 66534

U.S. Energy:	U.S. Energy Services, Inc.
(Payment)	c/o US Bank SDS 12-1449
Account #: 173100561153
P.O. Box 86
Minneapolis, MN 55486

(Notices):	U.S. Energy Services, Inc.
1000 Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Contract Administration
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ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Client.
APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.
ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.
Agreed to and Accepted by:
NEK-SEN ENERGY, LLC

By:	/s/Gary Edelman

Name:	Gary Edelman

(Print)

Title:	President	Date:	2/7/06

U.S. ENERGY SERVICES, INC.

By:	/s/Gail McMinn

Name:	Gale McMinn

(Print)

Title:	Vice President	Date:	2-14-06

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